Exhibit 99.1

SAKS INCORPORATED ANNOUNCES APRIL COMPARABLE

STORE SALES

FOR IMMEDIATE RELEASE	Contact:	Julia Bentley (865) 981-6243 www.saksincorporated.com

New York, New York (May 5, 2011)—Retailer Saks Incorporated (NYSE: SKS) today announced that owned sales totaled $257.3 million for the four weeks ended April 30, 2011 compared to $246.9 million for the four weeks ended May 1, 2010, a 4.2% increase. Comparable store sales increased 5.8% for the month.

For the first quarter ended April 30, 2011, owned sales totaled $713.7 million compared to $656.8 million for the prior year first quarter ended May 1, 2010, an 8.7% increase. Comparable store sales increased 10.2% for the first quarter.

For April, the strongest categories at Saks Fifth Avenue stores included women’s contemporary and designer evening apparel, men’s apparel, women’s and men’s shoes, handbags, and fragrances. Saks Direct performed well during the month.

The Company’s four-day spring season Friends & Family event took place entirely in fiscal April last year. In the current year, three days of the Friends & Family event took place in fiscal April and one day took place in fiscal May, which negatively impacted April sales and is expected to positively impact May sales. Adjusting for this event shift, management estimates that April 2011 comparable store sales would have increased in the high-single digit range.

Saks Incorporated operates 46 Saks Fifth Avenue stores, 57 Saks OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of

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merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 29, 2011, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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